EXHIBIT 10.20

[GRAPHIC OMITTED]

Susan B. Esler
Vice President, Human Resources and Communications

                                       Ashland Inc.
                                       50 E. RiverCenter Blvd.
                                       P.O. Box 391
                                       Covington, KY  41012-0391
                                       Tel: 859 815-3543, Fax: 859 815-3693


                                       October 26, 2006

Gary A. Cappeline
3608 Ocean Terrace
Lavallette, NJ  08735

Dear Gary:

     This letter ("Letter Agreement") is intended to set forth the understanding between you and Ashland Inc. ("Ashland"), regarding your continued employment with, and future severance from, Ashland. This letter supercedes and replaces any and all prior agreements between you and Ashland, including your Executive Employment Agreement, concerning the terms and conditions under which your separation from employment will occur.

     You and Ashland agree that, except as otherwise provided below, effective October 16, 2006 you will no longer serve as Senior Vice President of Ashland Inc. and President & Chief Operating Officer of the chemical businesses. However your active employment will continue through your Release Date, which will occur on the earlier of i) the date you elect to terminate your active employment in order to accept employment outside Ashland; or ii) March 31, 2007. You and Ashland agree that it is intended that you will perform more than insignificant services as an employee of Ashland until your Release Date.

     Ashland agrees that during the remaining term of your active employment, your base compensation will remain unchanged, and you will continue to be eligible to participate in all compensation and benefit programs offered to regular, full-time employees within your salary band; provided that you will not be a participant in the FY 2007 Incentive Compensation Plan or the 2007-2009 Long Term Incentive Plan, and you will not receive a grant of Stock Appreciation Rights during the remainder of calendar year 2006 or at any time thereafter. Your unvested restricted stock, stock options and/or stock appreciation rights previously granted to you by Ashland will continue to vest during this period.

     On your Release Date, and subject to the terms of this Letter Agreement, all unvested shares of restricted stock, stock options and stock appreciation rights will become fully vested, and your options and/or stock appreciation rights will thereafter be exercisable for their remaining terms. Notwithstanding the preceding sentence, in the event and to the extent the acceleration of any unvested shares of restricted stock, stock options or stock appreciation rights

Gary A. Cappeline
October 26, 2006
Page 2 of 4

triggers the application of Section 409A of the Internal Revenue Code, the vesting of such restricted stock, stock options or stock appreciation rights will be delayed to the earliest date necessary to avoid the application of Section 409A. Your employment will terminate at the close of business on your Release Date, and you will then be eligible to retire on the first day of the month following your Release Date.

     Subject to the terms of this Letter Agreement, following your Release Date Ashland will also offer to you a Separation Agreement and General
Release (the "Separation Agreement") which will provide that six months after your Release Date, Ashland will make a lump sum severance payment to you equal to 24 months of base pay, using your rate of base pay in effect on your Release Date; plus interest calculated over the six-month period between your Release Date and the date of this payment, at a rate equal to Ashland's average three-month money market rate, compounded quarterly; and less all applicable tax withholdings. In addition, you will also be eligible to receive executive level outplacement services during the 12-month period following your Release Date.

     You understand and agree that the Separation Agreement offered to you will contain a general release of any and all claims you may have against Ashland, and a two-year non-competition agreement.

     You further understand and agree that if, following your Release Date, you refuse to sign the Separation Agreement within the time period provided therein, your employment will be deemed to have terminated on your Release Date, and you will be entitled only to those benefits ordinarily available to employees in payroll classifications similar to the one you are in at the time your employment terminates. Without limiting the generality of the preceding sentence, you understand you will not be eligible for the lump sum severance payment or the executive level outplacement services discussed above.

     In order to facilitate and encourage your efforts to obtain future employment, Ashland agrees that in the event you secure other employment prior to March 31, 2007, you may discontinue your employment with Ashland upon providing me with at least 10-days advance written notice of your intent to do so. In such case you will remain eligible to receive the accelerated vesting of restricted stock, stock options and/or stock appreciation rights on your Release Date, and will be offered the Separation Agreement provided for above. In addition, Ashland will increase the amount of the lump sum severance payment offered to you in the Separation Agreement by an amount equal to the remaining base compensation you would have received under this Letter Agreement in the event your employment had continued through March 31, 2007, less all applicable tax withholdings.

Gary A. Cappeline
October 26, 2006
Page 3 of 4

     In addition from the date of this Agreement forward, you agree that you will not disparage Ashland or its employees at any time, and Ashland agrees that it will not disparage you at any time, and that, if any inquiry is made concerning your employment, no negative reference of any kind will be made.

     However, Ashland will be relieved of any further obligations under this Letter Agreement, and of any obligation to offer or complete the Separation Agreement if any of the following should occur:

     (1) you elect to terminate your employment with Ashland prior to March 31, 2007 without providing at least 10-days written notice of your intent to do so;

     (2) Ashland terminates your employment for cause prior to your Release Date; For the purposes of this letter, termination for cause will arise if you: (a) substantially fail to perform your duties with Ashland, unless such failure is due to your incapacity as a result of physical or mental illness; or (b) you engage in willful misconduct or gross negligence in performing your duties.

     (3) you are disabled prior to your Release Date, and you become eligible to receive payments under Ashland's long term disability plan at any time thereafter; or

     (4) in the event of your death prior to your Release Date. Provided, however, that Ashland will not be relieved of any obligations under its employee benefits plans, including the SERP, which arise due to your death.

     You understand and agree that in exchange for your promises and the releases contained herein, you are receiving benefits to which you are not otherwise entitled, and that said benefits are just and equitable compensation for your promises and releases. You understand and agree that this Letter Agreement does not constitute discrimination on the basis of your age, and by signing this Letter Agreement you release any and all claims you may have against Ashland Inc., its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under, or in concert with any of them (collectively "Releasees"), jointly and individually, from any and all liability arising from the formation, terms and/or conditions of this Letter Agreement relating to discrimination on the basis of age, including claims under

Gary A. Cappeline
October 26, 2006
Page 4 of 4

the Age Discrimination in Employment Act (the "ADEA"), which is located at 29 United States Code, Sections 621 through 634.

     You understand and agree that you are advised to consult with an attorney prior to signing this Letter Agreement. You further agree that you have been given at least 21 days in which to consider whether to sign this Letter Agreement, and an additional seven (7) days after the date on which you sign this Letter Agreement in which to revoke this Letter Agreement.

     Revocation, to be effective, must be in writing and delivered to me at the following address: Susan Esler, Vice President Human Resources, Ashland Inc., 50 E. RiverCenter Boulevard, Covington, Kentucky 41011, either by hand or mail within a seven (7) day period following your execution of this General Release. You understand and agree that if delivered by mail, your revocation must be:

     1. Postmarked within the seven (7) day period;
     2. Properly addressed as noted above; and
     3. Sent by Certified Mail, Return Receipt Requested.

     To evidence your acceptance of the foregoing, please sign and date each original of this Letter Agreement in the space provided for your signature, and return one original to me on or before November 17, 2006. Should you have any questions, please feel free to contact me.




                                       Sincerely yours,


                                       /s/ Susan B. Esler
                                       ------------------------
                                       Susan B. Esler



Agreed to and accepted
this 3rd day of November, 2006.


/s/ Gary A. Cappeline
----------------------------
Gary A. Cappeline


cc: Julie K. Hopkins